Exhibit 99.1

Press Release

Contact:	Investor Relations Redback Networks (408) 750-5130 investor_relations@redback.com	Meera Agarwal (Media) Redback Networks (408) 750-5096 meera@redback.com

Redback Networks Announces First Quarter 2003 Operating Results

SAN JOSE, Calif.,—(BUSINESS WIRE)—April 16, 2003—Redback Networks Inc. (Nasdaq: RBAK—news), a leading provider of next-generation networking equipment, today announced its first quarter results for the period ended March 31, 2003. Net revenues for the first quarter of 2003 were $ 29.5 million, compared with $ 27.6 million for the fourth quarter of 2002 and $ 40.6 million for the first quarter of 2002.

GAAP net loss for the first quarter of 2003 was $ 24.9 million or $ 0.14 per share compared to a net loss of $ 34.7 million or $ 0.23 per share in the first quarter of 2002. Non-GAAP net loss for the first quarter of 2003 was $ 23.2 million or $ 0.13 per share compared to $ 29.0 million or $0.19 per share in the first quarter of 2002. Non-GAAP results exclude amortization of intangible assets, stock-based compensation, and realized gain on certain investments. See the attached table for a reconciliation of non-GAAP results to our GAAP results.

Redback will discuss these quarterly results in an investor conference call today at 1:45 p.m. PT. The conference telephone number is 847-413-3136. A replay of the conference call will be available at 4 p.m. PT. Replay information will be available at 630-652-3019, access code: 7031477. Information on these calls can also be found on Redback’s Web site, http://www.redback.com, under Investor Center.

About Redback Networks Inc.

Redback Networks enables carriers and service providers to build profitable next-generation broadband networks. The company’s product portfolio includes the industry-leading SMS™ family of subscriber management systems, the SmartEdge® platforms, as well as a comprehensive set of network provisioning and management software.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback Networks maintains a growing and global customer base of more than 350 carriers and service providers, including major local exchange carriers (LEC), inter-exchange carriers (IXCs), PTTs and service providers. Recent news releases and other information can be found on Redback’s website at www.redback.com.

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REDBACK and SmartEdge are trademarks registered at the U.S. Patent & Trademark Office and in other countries. SMS is a trademark or service mark of Redback Networks Inc. All other products or services mentioned are the trademarks, service marks, registered trademarks or registered service marks of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Redback Networks’ expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks and other risks relating to Redback Networks’ business are set forth in the documents filed by Redback Networks with the Securities and Exchange Commission, specifically the most recent report on Form 10-K, Form 10-Q, and the other reports filed from time to time with the Securities and Exchange Commission.

Redback Networks Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Net revenue	$29,490	$40,572
Cost of revenue	17,543	24,836

Gross profit	11,947	15,736

Operating expenses:
Research and development	18,551	22,247
Selling, general and administrative	13,495	18,544
Amortization of intangible assets	83	984
Stock-based compensation	363	3,165

Total operating expenses	32,492	44,940

Loss from operations	(20,545)	(29,204)
Other expense, net	(4,323)	(5,497)

Net loss	$(24,868)	$(34,701)

Net loss per share—basic and diluted	$(0.14)	$(0.23)

Shares used in computing net loss per share	179,695	152,284

Redback Networks Inc.

Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2003				March 31, 2002
	Non-GAAP (a)	Reconciling Items		GAAP (b)	Non-GAAP (a)	Reconciling Items		GAAP (b)
Net revenue	$29,490	$—		$29,490	$40,572	$—		$40,572
Cost of revenue	15,911	1,632	(c)	17,543	23,306	1,530	(c)	24,836

Gross profit	13,579	(1,632	) (c)	11,947	17,266	(1,530	) (c)	15,736

Operating expenses:
Research and development	18,551	—		18,551	22,247	—		22,247
Selling, general and administrative	13,495	—		13,495	18,544	—		18,544
Amortization of intangible assets	—	83	(c)	83	—	984	(c)	984
Stock-based compensation	—	363	(d)	363	—	3,165	(d)	3,165

Total operating expenses	32,046	446		32,492	40,791	4,149		44,940

Loss from operations	(18,467)	(2,078)		(20,545)	(23,525)	(5,679)		(29,204)
Other expense, net	(4,752)	429	(e)	(4,323)	(5,497)	—		(5,497)

Net loss	$(23,219)	$(1,649)		$(24,868)	$(29,022)	$(5,679)		$(34,701)

Net loss per share—basic and diluted	$(0.13)			$(0.14)	$(0.19)			$(0.23)

Shares used in computing net loss per share	179,695			179,695	152,284			152,284

(a)	Non-GAAP amounts exclude certain reconciling items including amortization of intangible assets, stock-based compensation, and realized gain on certain investments.
(b)	Reflects operating results based upon accounting principles generally accepted in the United States (GAAP).
(c)	Amount represents amortization of intangible assets.
(d)	Amount represents stock-based compensation.
(e)	Amount represents realized gain on certain investments.

Redback Networks Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Assets
Assets:
Cash, cash equivalents and investments (1)	$102,670	$117,779
Accounts receivable, net	9,752	7,746
Inventories	10,532	10,143
Property and equipment, net	54,353	61,475
Goodwill and other intangibles, net	434,403	436,100
Other assets	24,830	27,501

Total assets	$636,540	$660,744

Liabilities and Stockholders’ Equity (Deficit)
Liabilities:
Accounts payable and accrued liabilities	$79,268	$81,204
Deferred revenue	10,515	8,184
Other liabilities	56,619	56,024
Convertible notes and other borrowings	501,338	501,869
Stockholders’ equity (deficit)	(11,200)	13,463

Total liabilities and stockholders’ equity (deficit)	$636,540	$660,744

(1)	Cash, cash equivalents and investments include restricted amounts totaling $31.1 million and $28.3 million as of March 31, 2003 and December 31, 2002, respectively.